EXHIBIT 10.1

Senior Secured Bridge Facility Amendment Letter

UGI International Enterprises, Inc.
460 North Gulph Road
King of Prussia
Pennsylvania 19406

30 January 2015

Dear Sirs,

Senior secured bridge facility agreement (the “Bridge Facility Agreement”) dated 17 October 2014 between, amongst others, (1) UGI International Enterprises, Inc. as Borrower (2) Credit Suisse AG, London Branch, Bank of America Merrill Lynch International Limited and Natixis, New York Branch as Mandated Lead Arrangers (3) Credit Suisse AG, Cayman Island Branch as Agent and (4) Credit Suisse AG, Cayman Island Branch as Security Agent (each as defined therein).

We refer to the Bridge Facility Agreement.

Unless otherwise specified herein, terms defined or construed in the Bridge Facility Agreement shall have the same meaning and construction when used in this letter. Unless otherwise stated, references in this letter to Clauses are references to clauses of the Bridge Facility Agreement.

You have requested certain amendments to the Bridge Facility Agreement. Pursuant to Clause 35.2(a) (Required consents) of the Bridge Facility Agreement we are pleased to inform you that the consent of the Majority Lenders has been obtained and is hereby given to amend the Bridge Facility Agreement as set out in the Schedule to this letter.

In consideration of the granting of the aforementioned consent, you agree to pay (or procure be paid) to the Agent (for the account of the Lenders, to be allocated pro rata to their Commitments) a fee of EUR [      ] payable on the date falling five Business Days following the date of this Amendment Letter.

By countersigning this letter, the Parent Guarantor hereby represents, warrants and confirms to and for the benefit of each Finance Party that:

(a)	its guarantee of the obligations and liabilities of the other Obligors to the Finance Parties on the terms of the UGI Guarantee extends where it purports to do so to the liabilities and obligations of the Obligors to the Finance Parties under the Bridge Facility Agreement as amended by this Amendment Letter; and

(b)	the UGI Guarantee continues in full force and effect in accordance with its terms notwithstanding the Amendment Letter and the amendments to the Finance Documents contemplated by it.

Clauses 31 (Notices), 33 (Partial Invalidity), 38 (Counterparts) and 40 (Enforcement) of the Bridge Facility Agreement shall be deemed incorporated in this Amendment Letter (with such conforming amendments as the context requires) as if set out herein with each reference to the “Agreement” being deemed to be a reference to this Amendment Letter.

This letter shall constitute a Finance Document. The Bridge Facility Agreement shall remain in full force and effect in all respects save as expressly amended by this letter.

A person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this letter.

This letter is governed by and shall be construed in accordance with English law. Any non-contractual obligations arising out of or in connection with this letter are governed by English law.

We should be grateful if you would sign and return to us the enclosed copy of this letter by way of your acknowledgement and acceptance of the contents of this letter and the Schedules.

Yours faithfully

/s/Bill O’Daly

Authorised signatory

/s/ D. Andrew Maletta

Authorised signatory

For and on behalf of
CREDIT SUISSE AG, CAYMAN ISLAND BRANCH
in its capacity as Agent
(acting on the instructions of the Majority Lenders)

Acknowledged and Agreed

/s/ Daniel J. Platt

For and on behalf of
UGI INTERNATIONAL ENTERPRISES, INC.

as Borrower

Date: January 30, 2015

Acknowledged and Agreed

/s/ Daniel J. Platt

For and on behalf of
UGI CORPORATION

as Parent Guarantor

Date: January 30, 2015

SCHEDULE
Amendment Provisions to the Bridge Facility Agreement

The Bridge Facility Agreement shall be amended as set out below (all references in this Schedule to Clauses or Schedules being to clauses of, or schedules to, the Bridge Facility Agreement).

1.	The definition of “Certain Funds Period” shall be deleted and replaced by the following:

"Certain Funds Period” means the period commencing on the date of this Agreement and ending on the earliest of (a) 6.00 p.m. on the Closing Date; and (b) 6.00 p.m. on 30 April 2015.

2.	The definition of “Interest Rate Cap” shall be deleted and replaced by the following:

"Interest Rate Cap” means:

(a)	7.25 per cent. if:

(i)	Moody’s has issued a rating with respect to the Senior Secured Notes and such rating at the time of the issuance of the Senior Secured Notes is Ba3 or higher with a stable outlook or better; and

(ii)	Fitch has issued a rating with respect to the Senior Secured Notes and such rating at the time of the issuance of the Senior Secured Notes is BB- or higher with a stable outlook or better; and

(b)	9.00 per cent. if the ratings thresholds referred to in (a)(i) and (a)(ii) above have not been met.